SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AAMES Investment Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

AAMES INVESTMENT CORPORATION

350 South Grand Avenue, 43rd Floor

Los Angeles, California 90071

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 5, 2005

TO OUR STOCKHOLDERS:

We will hold our 2005 Annual Meeting of Stockholders of Aames Investment Corporation, a Maryland corporation, on Thursday, May 5, 2005 at 9:00 a.m. at the Omni Hotel, 251 South Olive Street, Los Angeles, California 90012. As further described in the accompanying proxy statement, at this meeting we will:

(1) Elect seven directors to our Board of Directors to serve for a term of one year and until their successors are duly elected and qualified;

(2) Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2005; and

(3) Transact such other business as may properly come before the meeting or any meetings held upon adjournment of the meeting.

Our Board of Directors has fixed the close of business on March 31, 2005 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2004 Annual Report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and to vote in person. If you cannot attend, to assure that you are represented at the meeting, please either sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted. Voting over the Internet, by telephone or by written proxy will ensure your representation at the meeting if you do not attend in person. Instructions on how to vote over the Internet, by telephone or by written proxy are on the enclosed proxy card. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting, you may vote in person, even if you previously returned your signed proxy card or voted by telephone or over the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

John F. Madden, Jr.

Executive Vice President, General Counsel and Secretary

Los Angeles, California

April 6, 2005

AAMES INVESTMENT CORPORATION

350 South Grand Avenue, 43rd Floor

Los Angeles, California 90071

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement on or about April 6, 2005 in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at out 2005 Annual Meeting of Stockholders, which we will hold at 9:00 a.m. on Thursday, May 5, 2005 at the Omni Hotel, 251 South Olive Street, Los Angeles, California 90012. The proxies will remain valid for use at any meeting held upon adjournment of that meeting. The record date for the meeting is the close of business on March 31, 2005. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071, and our telephone number is 323.210.5000.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, or instruct us over the Internet or by telephone as to how you would like your shares voted, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our Corporate Secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise, your proxy, if not revoked, will be voted at the meeting as follows:

•	Proposal No. 1—for our Board’s slate of nominees;

•	Proposal No. 2—to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2005; and

•	As recommended by our proxies with regard to all other matters that properly come before the meeting or any adjournment, in their discretion.

Our only voting securities are the outstanding shares of our common stock. At the record date, we had 61,421,751 shares of common stock outstanding and 152 stockholders of record. For each share of common stock you hold on the record date, you are entitled to one vote on all matters that we will consider at the meeting. You are not entitled to cumulate your votes. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. If those stockholders hold less than a majority, the meeting may be adjourned to a later date for the purpose of obtaining a quorum. Stockholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes are not counted as votes cast. The inspector of election appointed for the meeting will tabulate all votes. Affirmative and negative votes, and abstentions and broker non-votes will be separately tabulated.

The voting requirements for the proposals we will consider at the meeting are:

•	Proposal No. 1: The seven nominees who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

•	Proposal No. 2: The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter and, therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We have retained the services of Mellon Investor Services LLC to assist us in obtaining proxies from brokers and nominees of stockholders for the meeting. The estimated cost of those services is $5,500 plus out-of-pocket expenses. In addition, we may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies, by telephone, facsimile, email and personal solicitations. We will pay no additional compensation to our officers, directors and employees for these activities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect seven directors to serve for a one-year term of office for the coming year or until their respective successors are elected and qualified. Upon the recommendation of our Nominating and Governance Committee, our Board has nominated the individuals listed below for election as directors. Each nominee is a member of our Board, has consented to being named in this proxy statement as a nominee for election as a director and has agreed to serve as a director if elected.

The persons named as proxies in the accompanying form of proxy have advised us that they intend to vote the shares covered by the proxies for the election of the nominees named below. If any one or more of those nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for the election of substitute nominees that our Board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies in the accompanying form of proxy may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, except for Messrs. Sadeghi and Spass. Messrs. Sadeghi and Spass were appointed to the Board under the terms of the Registration Rights and Governance Agreement dated November 1, 2004 among Specialty Finance Partners, our largest stockholder, Capital Z Management LLC, its affiliate, and us. Under the terms of the agreement, Specialty Finance Partners and its affiliates have the right to designate two nominees to the Board, and we have agreed to support their nomination for election and to use our best efforts to cause them to be elected, for so long as Specialty Finance Partners owns at least 12.5% of our outstanding shares. If Specialty Finance Partners and its affiliates own less than 12.5%, but at least 5%, of our outstanding shares, they will have the right to nominate one member to the Board. The nominees do not have any family relationship among themselves or with any of our executive officers.

Information Concerning Nominees

The following table presents information about the nominees at March 9, 2005.

Name	Age	Position
Jenne K. Britell, Ph.D.	62	Lead Independent Director
David H. Elliott	63	Director
John F. Farrell, Jr.	67	Director
A. Jay Meyerson	58	Chairman of the Board and Chief Executive Officer
Mani A. Sadeghi	41	Director
Robert A. Spass	49	Director
Stephen E. Wall	62	Director

JENNE K. BRITELL, Ph.D. has served as a director since October 2004. Prior to that, she served as a director of Aames Financial Corporation, our corporate predecessor, from June 2001 until our corporate reorganization in November 2004. Dr. Britell has served as Chairman and Chief Executive Officer of Structured Ventures, Inc. (advisors to private equity and venture capital firms) since February 2001. From January 2003 to July 2004, she also served as the Senior Advisor to eBay and PayPal for Financial Services. From August 1996 to April 2000, Dr. Britell held several senior positions at GE Capital, the financial services group of General Electric, including: President, Global Commercial and Mortgage Banking and Executive Vice President, Global Consumer Finance from July 1999 to March 2000; President and Chief Executive Officer, Central and Eastern Europe from January 1998 to July 1999; and President and Chief Executive Officer, GE Mortgage Services from August 1996 to January 1998. Dr. Britell serves as a director of Crown Holdings, Inc., for which she also serves as the Chairman of the Audit Committee, and Lincoln National Corporation. She received a bachelor’s degree, with honors, and a master’s degree from Harvard University and a master’s degree in Business Administration and Ph.D. from Columbia University.

DAVID H. ELLIOTT has served as a director since October 2004. Prior to that, he served as a director of Aames Financial from December 1999 until our corporate reorganization in November 2004. Mr. Elliot served as Chairman of the Board of Directors of MBIA Inc. from 1994 until his retirement in 1999 and as Chief Executive Officer of MBIA Inc. and MBIA Insurance Corporation from 1992 until his retirement in 1999. Mr. Elliot received a bachelor’s degree from Yale University and a J.D. degree from Boston University Law School. He also served in the United States Army, including a tour in Vietnam.

JOHN F. FARRELL, JR. has served as a director since October 2004. He has also served as a member of the Advisory Board of Laud-Collier & Co. (formerly CIT Equity Group) since 2002. Mr. Farrell has served as a member of the Boston College Audit and Finance Committee since 1994 and as a trustee to Boston College from 1992 to 2000. Mr. Farrell has served as a director of Fidelity National Financial, Inc, since 2000 and as Chairman of the Audit Committee since 2003. From 1971 to 1981, Mr. Farrell was a partner at Oppenheimer & Co., an investment banking firm, where he focused on private equity investments. He also served as Chairman of the Board and Chief Executive Officer of North American Mortgage Company from 1985 to 1997. Mr. Farrell received B.S. and M.S. degrees in Engineering and J.D. and LL.M. degrees from New York University. Mr. Farrell is a member of the New York Bar.

A. JAY MEYERSON has served as Chairman of the Board and Chief Executive Officer since October 2004. Prior to that, Mr. Meyerson served as Chief Executive Officer of Aames Financial since October 1999 and as a director of Aames Financial since November 1999. From January 1997 to October 1999, Mr. Meyerson was a managing director with KPMG, LLP’s national financial services consulting practice. From 1994 to 1997 Mr. Meyerson served as the Chief Executive Officer and Chairman of the Board of KeyBank USA, the national consumer finance business subsidiary of KeyCorp. Prior to his employment with KeyCorp., Mr. Meyerson held executive level management positions with Society Bank and Ameritrust Bank since 1987 and, prior to that, senior management level positions with Wells Fargo Bank since 1975. Mr. Meyerson received a bachelor’s degree in Management from Pepperdine University.

MANI A. SADEGHI has served as a director since October 2004. Prior to that, he served as a director of Aames Financial since February 1999 and as its Chairman of the Board since December 2000 until our corporate reorganization in November 2004. Mr. Sadeghi served as interim Chief Executive Officer of Aames Financial from May 1999 until October 1999. Mr. Sadeghi is the Chief Executive Officer of Equifin Capital Management LLC, an investment management company affiliated with Capital Z Management, which he founded in 1998, and also acted as a Partner and Vice President of Capital Z Management from July 2001 to November 2004. Prior to founding Equifin Capital, Mr. Sadeghi served in various executive positions at AT&T Capital Corporation, culminating in his role as Group President. Mr. Sadeghi serves as a director of Brookdale Living Communities Inc., and as Chairman of the Board of Newstar Financial Inc. Mr. Sadeghi received bachelor’s and master’s degrees from Stanford University and a master of business administration, with distinction, from University of Pennsylvania’s Wharton School of Business.

ROBERT A. SPASS has served as a director since October 2004. Prior to that, he served as a director of Aames Financial since July 2000 until our corporate reorganization in November 2004. Mr. Spass is currently the Chairman of the Board and a Partner of Capital Z Management and has held these positions since July 1998. From February 1994 to July 1998, Mr. Spass was the Managing Partner of Insurance Partners Advisors. Mr. Spass serves as a Director of Universal American Financial Corporation, CERES Group, Inc., USI Insurance Services Corp. and Endurance Specialty Insurance Ltd. Mr. Spass received a B.A. degree in Business from the State University of New York at Buffalo.

STEPHEN E. WALL has served as a director since October 2004. Prior to that he served as a director of Aames Financial since February 2001 until our corporate reorganization in November 2004. Mr. Wall served in various capacities with KeyCorp and its predecessors from August 1970 to January 1999 when he retired. At the time of his retirement, Mr. Wall was Executive Vice President of KeyCorp and the Chairman of the Board, President and Chief Executive Officer of Key Bank National Association.

Independent Directors

Our Board of Directors has affirmatively determined that each member of the Board, other than Mr. Meyerson, Mr. Sadeghi and Mr. Spass, is independent under the criteria established by the New York Stock Exchange for independent board members. In addition, the Board has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership. Dr. Britell serves as our lead independent director and presides at executive sessions of our non-management directors.

Board Meetings and Committees

Our Board of Directors held four meetings during fiscal 2004. Each of our directors attended or participated in more than 75% of the aggregate total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served (during the period within which each was a director or member of such committee) during fiscal 2004.

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These committees began meeting upon their formation in October 2004 in connection with our reorganization and initial public offering, which was completed on November 5, 2004. The charter of each of the standing committees can be found on our web site at www.aames.net by following the links to “Corporate Financials” and then “Corporate Governance.” Copies are also available in print upon request to the Corporate Secretary, Aames Investment Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071. The current members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Jenne K. Britell, Ph.D.		X	Chairman
David H. Elliott	X	Chairman
John F. Farrell, Jr.	X	X	X
Stephen E. Wall	Chairman		X

Audit Committee

The Audit Committee is responsible for reviewing our accounting and financial reporting process and major issues regarding accounting and auditing principles and practices, reviewing our financial statements and financial statement audits, reviewing the adequacy of our systems of internal controls, selecting and reviewing the performance of our independent registered public accounting firm, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee operates under a written charter that was adopted in October 2004, at the time of the committee’s formation. The Audit Committee held two meetings during fiscal 2004. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A. Our Board has determined that all of the members of our Audit Committee are “audit committee financial experts” as defined in Item 401(h) of Regulation S-K. Each member of the Audit Committee is an independent director and meets each of the other requirements for audit committee members under the applicable New York Stock Exchange listing standards. The charter of the Audit Committee can be found on our web site at www.aames.net by following the links to “Corporate Financials” and then “Corporate Governance.” Copies are also available in print upon request to the Corporate Secretary, Aames Investment Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071.

Compensation Committee

The Compensation Committee reviews the performance of our chief executive officer and other executives, establishes the compensation of our chief executive officer and recommends the compensation levels of our other executive officers based on our chief executive officer’s recommendations. The Compensation Committee’s goal is to ensure that the compensation system of our executives is aligned with the long-term interest of our stockholders. Toward that end, the Compensation Committee oversees our equity incentive plan. The Compensation Committee operates under a written charter that was adopted in October 2004, at the time of the committee’s formation. The Compensation Committee held one meeting during fiscal 2004. Each member of the Compensation Committee is an independent director under the applicable New York Stock Exchange listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The charter of the Compensation Committee can be found on our web site at www.aames.net by following the links to “Corporate Financials” and then “Corporate Governance.” Copies are also available in print upon request to the Corporate Secretary, Aames Investment Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending to the full Board candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of committees of the Board, and reviewing and making recommendations to the Board regarding our governance processes and procedures. The Nominating and Governance Committee operates under a written charter that was adopted in October 2004, at the time of the committee’s formation. The Nominating and Governance Committee held one meeting during fiscal 2004. Each member of this Committee is an independent director under applicable New York Stock Exchange listing standards.

In recommending candidates for election to the Board of Directors, our Nominating and Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Upon selection of a qualified candidate, the Nominating and Governance Committee will recommend the candidate for consideration to the full Board. The Nominating and Governance Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees. Our Nominating and Governance Committee Charter, which can be found on our website at www.aames.net, addresses our director nomination process and other related matters as may be required under federal securities laws. To date, we have not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock. To recommend a prospective nominee for the Nominating and Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications to our Corporate Secretary in writing at the following address: Aames Investment Corporation, Attn: Corporate Secretary, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071. A copy of the Nominating and Governance Committee’s charter is available in print by writing to this same address.

When submitting candidates for nomination to be elected at our annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws. In particular, for the Nominating and Governance Committee to consider a candidate recommended by a stockholder for nomination at the 2006 annual meeting, the recommendation must be delivered or mailed to and received by the Corporate Secretary at our principal executive offices on or between December 7, 2005 and January 6, 2006 (or, if the 2006 annual meeting is not held within 30 days of the anniversary of the date of the 2005 annual meeting, no later than the 10th day following the date of our public announcement of the date of the 2006 annual meeting). The recommendation must include the information specified in our bylaws, including the following:

•	The name, age, business address and residence address of the person to be nominated;

•	The number of shares of our stock that the nominee beneficially owns;

•	The date those shares were acquired and the investment intent of the acquisition; and

•	Information regarding the nominee that would be required to be included in our proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s business experience for the past five years and any other directorships held by the nominee.

Director Compensation

Director Compensation Plan

In November 2005, at the time of our initial public offering, our director compensation plan provided that each non-employee director would receive upon appointment 10,000 shares of our common stock valued at the initial public offering price of our common stock. The plan provided that these shares would vest in four equal annual installments beginning on the first anniversary of the grant date. In addition, each non-employee director was entitled to receive an annual fee of $30,000. The chairman of the Audit Committee was entitled to receive an annual fee of $10,000. The chairman of the Compensation Committee and the chairman of the Nominating and Governance Committee were each entitled to receive an annual fee of $5,000. All director fees were to be paid on a quarterly basis, 50% in cash and 50% in stock.

In March 2005, the Compensation Committee recommended, and the Board approved, a new plan for director compensation. Under this plan, each non-employee director will receive upon election an annual award of $70,000 paid in shares of our common stock, valued at the closing price on the date of grant. The shares will vest on the first anniversary of the date of grant. In addition, each non-employee director will receive (1) an annual fee of $20,000; (2) a fee of $1,000 for each Board meeting attended; and (3) a fee of $1,000 for each committee meeting attended. The chairman of the Audit Committee will receive an additional annual fee of $10,000, and members of the Audit Committee each receive an additional annual fee of $5,000. The chairman of the Compensation Committee and the chairman of the Nominating and Governance Committee will each receive an additional annual fee of $5,000. The Lead Independent Director will receive an additional annual fee of $10,000, but will not be eligible to receive any additional fees for service as a committee chairman. We also pay all reasonable out-of-pocket expenses incurred by the directors in connection with their attendance at meetings. Except for the $70,000 fee paid in shares of our common stock upon election as a director, all compensation is paid quarterly in cash, on the last day of each fiscal quarter. With the exception of the $20,000 annual fee, which is effective as of April 1, 2005, the new compensation plan was effective as of January 1, 2005.

Director Fees Paid

During fiscal 2004, each non-employee director was awarded 10,000 shares of our common stock, valued at $8.50 per share, the initial public offering price of our common stock, upon being appointed a member of our Board. These shares vest in four equal annual installments beginning on November 16, 2005, the first anniversary of the date of grant. In addition, each non-employee director received $7,500 for the quarter ended December 31, 2004, paid 50% in cash and 50% in shares of our common stock. For the period from January 1, 2005 through March 31, 2005, each non-employee director received $7,500, paid 50% in cash and 50% in shares of our common stock. Each non-employee director also received $1,000 in cash for each board meeting attended during the first fiscal quarter of 2005. Three board meetings were held during this period.

Committee and Lead Independent Director Fees Paid

The chairman of the Audit Committee received $5,000 for his services from October 29, 2004 through March 31, 2005 paid 50% in cash and 50% in shares of our common stock. In addition, each member of the Audit Committee other than the chairman received $1,250 for their services as a member of this committee for the first fiscal quarter of 2005. The chairman of the Compensation Committee received $2,500 for his services from October 29, 2004 through March 31, 2005, paid 50% in cash and 50% in shares of our common stock. The chairman of the Nominating and Governance Committee received $1,250 for her services for the last fiscal quarter of 2004, paid 50% in cash and 50% in shares of our common stock. The chairman of this committee, who is also our lead independent director, received no fees for her services as Nominating and Governance Committee chairman for the first fiscal quarter of 2005. However, under the new director compensation plan, she received $2,500, paid 75% in cash and 25% in shares of our common stock for the first fiscal quarter of 2005. In the future, all fees for services as lead independent director will be paid entirely in cash. Each committee person also received $1,000 for each committee meeting attended. During the first quarter of 2005, the Audit Committee held three meetings, the Compensation Committee held four meetings, and the Nominating and Governance Committee held one meeting.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2004 or at any other time one of our officers or employees. No member of this Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K.

None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or our Compensation Committee during fiscal 2004.

Recommendations

Our Board believes that the election of each of the nominees is in our best interests and the best interests of our stockholders and unanimously recommends a vote “FOR” the election of each of the nominees. Your proxies will be voted for the slate of nominees unless you specifically indicate otherwise.

OWNERSHIP OF SECURITIES

The following table sets forth information known to us with respect to beneficial ownership of our common stock at March 9, 2005 by:

•	all those persons known by us to own beneficially more than 5% of our common stock;

•	each director and nominee;

•	each executive officer named in the “Summary of Cash and Certain Other Compensation Table” included in the “Executive Compensation” section of this proxy statement; and

•	all directors and executive officers as a group.

We know of no agreements among our stockholders that relate to voting or investment power over our common stock or any arrangement the operation of which may at a later date result in a change of control of us. Unless otherwise stated, the business address of each of our directors, nominees and executive officers listed in the table below is c/o Aames Investment Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The following table is based upon information supplied by our officers, directors and principle stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each of the stockholders named in the following table have sole voting and investment power with respect to the shares indicated as beneficially owned. The number of shares beneficially owned by each person or group as of March 9, 2005 includes shares of common stock that such person had the right to acquire on or within 60 days of that date, including upon the exercise of options or the distribution of common stock pursuant to the terms of the individual’s restricted stock unit agreement.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Owned(1)
Specialty Finance Partners (and affiliates)	14,048,042	(2)	22.9%
54 Thompson Street New York, New York 10012

Friedman, Billings, Ramsey Group, Inc.	5,609,100		9.2
1001 19th Street North Arlington, Virginia 22209

AMVESCAP PLC	4,317,100		7.7
11 Devonshire Square London EC2M 4YR England

Hotchkis and Wiley Capital Management, LLC	3,470,100		5.7
725 South Figueroa Street, 39th Floor Los Angeles, California 90017

Dr. Jenne K. Britell Ph.D.	5,970		*

James H. Downing	17,058		*

David H. Elliott	6,110		*

John F. Farrell, Jr.	2,500		*

John F. Madden, Jr.	22,176		*

Michael J. Matthews	34,117		*

A. Jay Meyerson	256,067		*

Ronald J. Nicolas, Jr.	42,647		*

Mani A. Sadeghi	14,048,042	(3)	22.9

Robert A. Spass	14,148,042	(4)	23.0

Stephen E. Wall	5,970		*

All executive officers and directors as a group (15 persons)	14,584,320		23.7

*	Less than 1%

(1)	For each individual included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by 61,421,757—the number of shares outstanding on March 9, 2005—and the number of shares of common stock that such person had the right to acquire on or within 60 days of that date, including the distribution of common stock under the terms of the individual’s restricted stock unit agreement.

(2)	Specialty Finance Partners is a general partnership that is ultimately controlled by Capital Z Partners, Ltd., a Bermuda corporation that is Specialty Finance Partners’ top tier general partner. Capital Z Partners, Ltd. is owned by 13 individuals, none of whom own more than 10% or more of the voting securities of that entity. Messrs. Spass and Sadeghi are members of the Capital Z Partners, Ltd. Board of Directors.

(3)	Consists of 14,048,042 shares held by Specialty Finance Partners (and affiliates) of which Mr. Sadeghi is a director. Mr. Sadeghi may be deemed to beneficially own those shares of our common stock held by Specialty Finance Partners and its affiliates by virtue of his affiliation. Mr. Sadeghi disclaims beneficial ownership of those shares.

(4)	Consists of 14,048,042 shares held by Specialty Finance Partners (and affiliates), and 100,000 shares held by Mr. Spass. Mr. Spass may be deemed to beneficially own those shares of our common stock held by Specialty Finance Partners and its affiliates by virtue of his affiliation. Mr. Spass disclaims beneficial ownership of those shares.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of these forms and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2004.

Equity Compensation Plan Information

The following table provides information as of March 9, 2005 with respect to the shares of our common stock that may be issued under our equity incentive plan. Our stockholders have approved the plan.

	A Number of Securities to be Issued Upon Exercise of Outstanding Options		B Weighted Average Exercise Price of Outstanding Options	C Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
2004 Equity Incentive Plan	—	*	—	191,200

*	The table does not include 1,282,520 restricted stock units and 861,000 shares of restricted stock granted in connection with our reorganization that do not have an exercise price.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table presents information about our executive officers at March 9, 2005.

Name	Age	Position
Mark A. Bragg	42	Senior Vice President—Loan Servicing
James H. Downing, Jr.	57	Executive Vice President—Wholesale
John P. Kim	43	Executive Vice President—Capital Markets
Barry M. Levine	42	Executive Vice President—Chief Information Officer and Chief Credit/Risk Officer
John F. Madden, Jr.	44	Executive Vice President, General Counsel and Secretary
Michael J. Matthews	44	Executive Vice President—National Retail Sales and Marketing
A. Jay Meyerson	58	Chairman of the Board and Chief Executive Officer
Ronald J. Nicolas, Jr.	46	Executive Vice President—Finance and Chief Financial Officer
Jon D. Van Deuren	52	Senior Vice President—Finance and Chief Accounting Officer

Our executive officers are elected by and serve at the discretion of our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than A. Jay Meyerson. For information concerning Mr. Meyerson, who is also a director and a nominee for re-election as director, see “Proposal No. 1—Election of Directors—Information Concerning Nominees.”

MARK A. BRAGG has served as Senior Vice President—Loan Servicing since December 2004. Prior to that, Mr. Bragg served as Senior Vice President—Loan Servicing Director of Aames Financial since July 2004. Prior to that he served as Senior Vice President—Default Alternatives of Aames Financial since October 1996. Mr. Bragg holds a B.A. degree in Marketing from the University of Utah.

JAMES H. DOWNING, JR. has served as Executive Vice President—Wholesale since our corporate reorganization in October 2004. Prior to that, Mr. Downing served as Executive Vice President—Wholesale of Aames Financial since May 2003. Prior to that, Mr. Downing held several executive positions at KeyCorp from 1996 to February 2003, including Chief Executive Officer and President of Key Finance, a subsidiary of KeyCorp specializing in retail and broker subprime mortgage lending. Mr. Downing holds a B.A. degree in English from the University of Virginia and an M.S.B.A. in Marketing and Finance from Boston University.

JOHN P. KIM has served as Executive Vice President—Capital Markets since November 2004. Prior to that, he served as Executive Vice President—Capital Markets of Aames Financial since February 2004. Prior to that he served as Senior Vice President—Capital Markets of Aames Financial since August 2002. Prior to joining Aames Financial, Mr. served as First Vice President, Capital Markets—Secondary Marketing Trading and Securitization of IndyMac Mortgage Holdings, Inc. since 1997. Mr. Kim holds a B.A. degree in Economics from the University of California, Berkeley.

BARRY M. LEVINE has served as Chief Credit/Risk Officer since March 2005. He has also served as Executive Vice President and Chief Information Officer since October 2004. Prior to that, Mr. Levine served as Executive Vice President and Chief Information Officer of Aames Financial since May 2000. Prior to that, Mr. Levine served as Vice President and Chief Information Officer of Residential Money Centers, a subsidiary of Residential Funding Corporation, from March 2000 to May 2000. From March 2000 to June 1998, Mr. Levine served as Vice President and Chief Information Officer of ContiFinancial Corporation. From 1994 to June 1998, Mr. Levine served as Vice President and Global Manager of Client Implementations and Business Reengineering at Chase Manhattan Bank. Mr. Levine holds a B.S. degree, magna cum laude, in Business Administration from State University of New York at Albany and an M.B.A. in finance from New York University.

JOHN F. MADDEN, JR. has served as Executive Vice President, General Counsel and Secretary since our inception in February 2004. Prior to that, Mr. Madden served as Executive Vice President of Aames Financial since July 2002 and as Senior Vice President, General Counsel and Secretary since October 1999. Prior to that, he served as Assistant General Counsel and Associate General Counsel of Aames Financial since 1995. Mr. Madden holds a B.A. degree, magna cum laude, in Political Science from Carleton College and a J.D. degree from the University of Chicago Law School. Mr. Madden is a member of the California Bar.

MICHAEL J. MATTHEWS has served as ExecutiveVice President—National Retail Sales and Marketing since October 2004. Prior to that, Mr. Matthews served as Executive Vice President—National Retail Sales and Marketing of Aames Financial since June 2002. Prior to that, Mr. Matthews served as Executive Vice President of Associates Home Equity Services, the largest nation-wide retail operating unit in The Associates Home Equity organization, from 1998 to 2000. He has also held various senior executive positions at Associates First Capital Corporation since 1981. Mr. Matthews holds a B.S. degree in Business Administration from the University of Delaware.

RONALD J. NICOLAS, JR. has served as Executive Vice President—Finance and Chief Financial Officer since February 2004. Prior to that, Mr. Nicolas served as Executive Vice President—Finance and Chief Financial Officer of Aames Financial since April 2001. Prior to that, Mr. Nicolas served as Executive Vice President and Group Finance Executive of the Retail, Internet, Operations and Information Technology Divisions at KeyCorp and as Executive Vice President and Chief Financial Officer of Key Bank USA, KeyCorp’s consumer finance subsidiary, since 1993. Mr. Nicolas holds B.S. and M.B.A. degrees in Business Management from Canisius College.

JON D. VAN DEUREN has served as Senior Vice President and Chief Accounting Officer since February 2004. Prior to that, he served as Senior Vice President and Chief Accounting Officer of Aames Financial since August 2001. Mr. Van Deuren joined Aames Financial in December 1998 as Senior Vice President—Finance. Prior to that, Mr. Van Deuren served as Chief Operating Officer of Burke, Williams & Sorensen, LLP. Prior to that, Mr. Van Deuren served as the Chief Financial Officer of Guardian Bancorp and before that was a partner with KPMG, LLP. Mr. Van Deuren holds a B.S. degree, with high honors, in Accounting and Business from California State University, Long Beach and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation paid by us for the six months ended December 31, 2004 and the fiscal years ended June 30, 2004, 2003 and 2002 to our chief executive officer and our four most highly compensated executive officers other than our chief executive officer, who served in such capacity at the end of our last fiscal year.

Name and Principal Position	Fiscal Year		Annual Compensation		Other Annual Compensation ($)		Long Term Compensation Awards				All Other Compensation ($)
							Restricted		Securities Underlying
			Salary ($)	Bonus ($)			Stock Awards ($)		Options/ SARs (#)
A. Jay Meyerson	2004	(1)	186,363	500,000	14,153	(2)	2,638,309	(3)	—		2,001,100	(4)
Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	(5)	350,000 350,000 350,000	837,500 562,000 500,000	63,667 74,507 77,460	(6) (7) (9)			— 6,900,000 250,000	(8) (10)	— — —
James H. Downing, Jr.(11)	2004	(1)	125,000	198,800	132,228	(12)	522,750	(13)	100,000	(10)	290,000	(4)
Executive Vice President— Wholesale	2004 2003	(5)	250,000 41,667	717,032 68,500	226,953 18,692	(12) (12)			1,400,000	(14)	— —
John F. Madden, Jr.	2004	(1)	100,000	250,000	—		343,283	(15)	1,350,000	(16)	377,000	(4)
Executive Vice President, General Counsel and Secretary	2004 2003 2002	(5)	200,000 200,000 150,000	268,000 200,000 95,000	— — —				50,000	(10)	6,150 6,000 6,000	(17) (17) (17)
Michael J. Matthews	2004	(1)	112,500	167,500	73,461	(12)	474,934	(19)	—		580,000	(4)
Executive Vice President—National Retail Sales and Marketing	2004 2003 2002	(5)	225,000 225,000 9,375	535,500 280,000 —	77,800 113,330 10,812	(12) (12) (12)			2,150,000 300,000	(18) (10)	6,150 6,000 —	(17) (17)
Ronald J. Nicolas, Jr.	2004	(1)	131,818	350,000	—		474,934	(19)	—		725,000	(4)
Executive Vice President—Finance and Chief Financial Officer	2004 2003 2002	(5)	250,000 250,000 225,000	402,000 230,000 200,000	— — 123,844	(12)			2,500,000 150,000	(8) (10)	6,150 6,000 6,000	(17) (17) (17)

(1)	The information provided is for the six-month period ended December 31, 2004. For example, the salary information is for six months rather than 12 months.
(2)	Consists of housing benefits.
(3)	Represents 257,396 shares of restricted stock granted on November 16, 2004 in connection with the reorganization. The value of these shares at the end our last fiscal year was $2,754,137 based upon a closing price of $10.70 as reported by the NYSE on December 31, 2004. These shares vest in four equal installments beginning on the first anniversary of the grant date. These shares are entitled to receive dividends and a dividend of $0.06 per share was paid on January 31, 2005.
(4)	Consideration paid to redeem options to acquire shares of Series E preferred stock held by the individual. The proceeds, net of applicable taxes, were used to purchase our common stock in the initial public offering.
(5)	The information provided is for the 12-month period ended June 30, 2004.
(6)	Consists of housing benefits of $54,195 and a life insurance premium of $9,472 paid for Mr. Meyerson’s benefit.
(7)	Consists of housing benefits of $65,035 and a life insurance premium of $9,472 paid for Mr. Meyerson’s benefit.
(8)	Represents options to acquire shares of Aames Financial Series E preferred stock.
(9)	Consists of housing benefits of $67,988 and a life insurance premium of $9,472 paid for Mr. Meyerson’s benefit.
(10)	Represents options to acquire shares of Aames Financial common stock.
(11)	Aames Financial hired Mr. Downing in May 2003. Therefore, no information is provided for fiscal 2002.
(12)	Consists of relocation benefits and applicable taxes paid by Aames Financial.

(13)	Represents 51,000 shares of restricted stock granted on November 16, 2004 in connection with the reorganization. The value of these shares at the end of our last fiscal year was $545,700 based upon a closing price of $10.70 as reported by the NYSE. These shares vest in four equal installments beginning on the first anniversary of the grant date. These shares are entitled to receive dividends and a dividend of $0.06 per share was paid on January 31, 2005.
(14)	Represents options to acquire 400,000 shares of Aames Financial common stock and options to acquire 1,000,000 shares of Aames Financial Series E preferred stock.
(15)	Represents 33,491 shares of restricted stock granted on November 16, 2004 in connection with the reorganization. The value of these shares at the end of our last fiscal year was $358,354 based upon a closing price of $10.70 as reported by the NYSE on December 31, 2004. These shares vest in four equal installments beginning on the first anniversary of the grant date. These shares are entitled to receive dividends and a dividend of $0.06 per share was paid on January 31, 2005.
(16)	Represents options to acquire 50,000 shares of common stock and options to acquire 1,300,000 shares of Aames Financial Series E preferred stock.
(17)	Consists of employer contributions to Aames Financial’s Section 401(k) plan for the benefit of the individual.
(18)	Represents options to acquire 2,000,000 shares of Aames Financial Series E preferred stock and options to acquire 150,000 shares of Aames Financial common stock.
(19)	Represents 46,335 shares of restricted stock granted on November 16, 2004 in connection with the reorganization. The value of these shares at the end of our last fiscal year was $495,785 based upon a closing price of $10.70 as reported by the NYSE on December 31, 2004. These shares vest in four equal installments beginning on the first anniversary of the grant date. These shares are entitled to receive dividends and a dividend of $0.06 per share was paid on January 31, 2005.

OPTION GRANTS IN LAST FISCAL YEAR

No options were granted to our executive officers during the fiscal year ended December 31, 2004.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information regarding the aggregate number of options exercised by, and year end values for, each of the named executive officers during the fiscal year ended December 31, 2004:

Name	Restricted Stock Units Acquired on Exercise(1)	Value Realized(2)	Number of Shares Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of All Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable
A. Jay Meyerson	413,954	$3,518,609	0/0	$0/$0
James H. Downing, Jr.	51,423	437,010	0/0	$0/$0
John F. Madden, Jr.	52,567	446,820	0/0	$0/$0
Michael J. Matthews	46,335	393,848	0/0	$0/$0
Ronald J. Nicolas, Jr.	46,335	393,848	0/0	$0/$0

(1)

Represents restricted stock units received in exchange for options to acquire Aames Financial common stock with an exercise price below $2.383 per share. In connection with the REIT reorganization, all options to purchase Aames Financial common stock with an exercise price below $2.383 per share that were held by the executive officers, other than Mr. Meyerson, were converted into that number of Aames Financial restricted stock units equal to the $2.383 per share price less the option exercise price multiplied by the number of options with an exercise price below $2.383 divided by the $8.50 initial public offering price per share. However, Mr. Meyerson’s options with an exercise price below $1.933 per share were converted into that number of Aames Financial restricted stock units equal to $1.933 per share less the option exercise price multiplied by the number of options with an exercise price below $1.933 divided by the $8.50 initial public offering price per share. The Aames Financial restricted stock units were then converted into an equal number of Aames Investment restricted stock units. A holder of the restricted stock units will receive the shares of common stock underlying those units on a future distribution date selected by the holder. None of the executive officers, other than Mr. Meyerson, elected a distribution date prior to May 12, 2005. Mr. Meyerson elected to exchange 50,000 restricted stock units for 50,000 shares of common stock on November 16, 2004 and continues to hold these shares.

(2)	Based upon $8.50 per share, the initial public offering price of our common stock.

Employment Contracts, Termination of Employment and Change in Control Agreements

Chief Executive Officer Employment Agreement

We have entered into an employment agreement with Mr. Meyerson, our president and chief executive officer. The agreement has an initial three-year term. Thereafter, the agreement automatically renews for successive one-year terms unless we or Mr. Meyerson provide notice of non-renewal at least 90 days before the scheduled renewal date. Under the agreement, Mr. Meyerson receives a minimum annual salary of $425,000, subject to annual review by the Compensation Committee. The agreement also provides for an annual minimum target bonus of $650,000 based upon the achievement of performance goals determined by the Compensation Committee. The target bonus is subject to adjustment based on actual performance under our executive bonus plan, and may be increased, but not decreased, by the Compensation Committee for successive performance periods. Under the agreement, Mr. Meyerson also received 257,396 shares of restricted stock and 413,954 restricted stock units in connection with our reorganization. The restricted stock vests in four equal annual installments beginning November 16, 2005. In addition, Mr. Meyerson receives a $1 million insurance policy with annual premiums of not more than $25,000, other fringe benefits to the same extent provided to our other senior officers, reimbursement of reasonable business expenses, indemnification against claims arising out of his employment or service as a director and directors and officers liability coverage.

Under his employment agreement, Mr. Meyerson is entitled to receive, upon termination of employment with our subsidiary, Aames Financial: (1) if termination of employment is by Aames Financial for Cause (as defined in the employment agreement) or by Mr. Meyerson for reasons other than Constructive Discharge (as defined in the employment agreement), his base salary through the final date of active employment, plus any accrued but unused vacation pay, and if the date of termination occurs after the end of a performance period and prior to the payment of the performance bonus for such period, the performance bonus amount at the regularly scheduled time; (2) if termination of employment is due to Mr. Meyerson’s death or permanent disability, the amounts in (1) above plus a payment in lieu of bonus of $650,000 subject to a pro-rata reduction for the portion of the bonus performance period following the date of termination; (3) if termination of employment is by Mr. Meyerson for Constructive Discharge or by Aames Financial for reasons other than Cause, the amounts in (1) and (2) above plus the base salary in effect at the time of termination for 36 months following termination of employment plus continued payment of the annual premiums of his life insurance policy by Aames Financial for 36 months following termination of employment.

In addition: (1) if termination of employment is by Mr. Meyerson for Constructive Discharge or by Aames Financial for reasons other than Cause, any outstanding restricted stock and restricted stock units will vest and all stock options will vest and remain exercisable for 180 days after the date of termination (but in no event later than the date fixed for expiration of the option determined without regard to Mr. Meyerson’s termination of employment); (2) if termination of employment is by Mr. Meyerson for Constructive Discharge or by Aames Financial for reasons other than Cause or is due to Mr. Meyerson’s death or permanent disability or occurs after the agreement has expired (regardless of the reason for such termination), Aames Financial will continue health and dental insurance benefits to Mr. Meyerson and his wife as of the closing date of our initial public offering which are concurrently being provided by Aames Investment to its other senior executives and their spouses for the period beginning on the date of termination and ending on Mr. Meyerson’s 65th birthday (with respect to his benefits) and on his wife’s 65th birthday (with respect to her benefits) and will pay all premiums for such coverage. If during Mr. Meyerson’s period of employment he devoted reasonable efforts to implementation of a program for succession of leadership of Aames Investment after his termination of employment and pursuant to such succession program he made best efforts to present one or more qualified candidates to the board for such leadership position, his termination of employment occurs at or after the end of the agreement term, he is not entitled to the severance payments of continuing salary as described above, and he agrees to provide reasonable consultation services to Aames Financial or Aames Investment for three years after his date of termination (not to exceed 200 hours per year), then Mr. Meyerson will receive annual supplemental payments at the rate of $350,000 per year for a period of 36 months following his date of termination, and for purposes of determining the vesting of any outstanding restricted stock, restricted stock units, and stock options, Mr. Meyerson will be treated as though he continued to be employed by Aames Financial during the period he provides such consultation services. Mr. Meyerson would also receive continued payments of the annual premiums of his life insurance policy by Aames Financial for 36 months following termination of employment. Mr. Meyerson’s employment agreement prohibits him from soliciting or hiring employees of Aames Investment or its subsidiaries and inducing any customer away from engaging in any business with Aames Investment or its subsidiaries while employed and for a period of 24 months after termination of employment.

Executive Compensation Other Than Chief Executive Officer

Each of our executive officers is a participant in our executive severance plan. The plan entitles the participants to 12 months continuation of salary, except for Messrs. Downing, Matthews and Nicolas who are entitled to 24 months continuation of salary, plus a 12-month pro-rated bonus, if their employment is terminated by (1) us or a successor-in-interest for any reason other than “cause,” as defined in the plan, or (2) by the participant for Good Reason, as defined in the plan.

2004 Equity Incentive Plan

The 2004 Equity Incentive Plan was adopted by our Board on July 21, 2004 and approved by the stockholders of Aames Financial, formerly our parent corporation, at the special meeting on October 6, 2004. The plan provides for awards of restricted common stock, restricted common stock units and the grant of options to our officers, directors, employees and other persons who provide services to us. The maximum number of shares authorized for issuance under the plan is 5,550,000. Each share of our common stock granted as a restricted stock unit or restricted stock award reduces the number of shares available for future issuance under the plan by 2.5 shares. As of March 1, 2005, a total of 2,143,520 shares had been issued as restricted stock units or restricted stock awards and 2,143,520 shares were available for future awards. The Board approved the Amended and Restated 2004 Equity Incentive Plan on March 7, 2005.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report should not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

On November 5, 2004, Aames Financial completed its corporate reorganization. Prior to the corporate reorganization, the Aames Financial Compensation Committee was responsible for administering polices which governed the total compensation program for executive officers. In November 2004, we retained the services of a compensation consultant to review our executive officers’ compensation.

Compensation Committee Responsibilities

The Compensation Committee of Aames Investment Corporation is responsible for, among other things, the following:

•	Reviewing and approving corporate goals and objectives relative to the chief executive officer’s compensation;

•	Evaluating the chief executive officer’s performance;

•	Establishing the chief executive officer’s compensation;

•	Recommending the compensation levels of the other executive officers, based on the chief executive officer’s recommendations; and

•	Overseeing incentive compensation and stock plans, including approving all awards under the plans.

Compensation Policy and Programs

The Compensation Committee’s responsibility is to align stockholder values, Aames Investment’s financial performance and its executives’ compensation by overseeing the design and implementation of a sound compensation program that will attract and retain highly qualified personnel. Compensation programs are intended to complement Aames Investment’s short- and long-term business objectives and to focus the executives’ efforts on realizing these objectives.

Each year, the Compensation Committee will conduct a review of Aames Investment’s executive compensation program. Periodically, the Compensation Committee will establish target levels of compensation for the executive officers consistent with that of comparable companies. After the Compensation Committee reviews data that relates to all aspects of compensation paid by comparable companies, actual executive compensation is subject to increase or decrease by the Compensation Committee from targeted levels according to Aames Investment’s overall performance and the executives’ efforts. Total compensation for Aames Investment’s senior management is composed of base salary, near-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options or stock awards. The Compensation Committee retains the discretion to adjust certain compensation items as long as total compensation reflects overall corporate performance, individual achievement and relative responsibility.

Base Salary

In recommending base salary levels for executive officer positions, the Compensation Committee considers levels of compensation at similarly situated companies and at direct competitors, levels of responsibility and internal issues of consistency and fairness. In determining the base salary of a particular executive, the Compensation Committee considers individual performance, including the accomplishment of short- and long-term objectives, and various subjective criteria, including initiative, contribution to overall corporate performance and leadership ability. The Compensation Committee also considers executive compensation data drawn from surveys of peer companies and the recommendations of the chief executive officer as to the other executive officers.

In November 2004, the Compensation Committee determined the annual base salary and stock awards of A. Jay Meyerson, the chief executive officer, based upon the criteria described in this report. Based on competitive data, the Compensation Committee determined to award a salary increase to Mr. Meyerson in connection with the successful completion of Aames Investment’s REIT reorganization. Following the REIT reorganization, Aames Investment and Aames Financial, its corporate predecessor, entered into an employment agreement with Mr. Meyerson. The terms and conditions of the employment agreement are discussed on page 14 under the heading “Employment Contracts, Termination of Employment and Change in Control Agreements.”

Mr. Meyerson’s compensation reflects Aames Investment’s financial performance and results based on Aames Investment’s progress and performance priorities, including:

•	Increased net income

•	Strengthened its balance sheet

•	Improved or maintained market share

•	Positively differentiated Aames brand

•	Completed its REIT Reorganization

Mr. Meyerson’s compensation also reflects his individual leadership displayed throughout the year and relative pay versus that of Aames Investment’s competitors’ chief executive officers.

Based on these factors, between November 5, 2004 and December 31, 2004, Mr. Meyerson was awarded compensation of:

Base Salary:	$65,807
Bonus:	$500,000	(1)
Restricted Stock:	$2,638,309	(2)

Between January 1, 2004 and November 4, 2004, Mr. Meyerson was awarded compensation of:

Base Salary:	$295,556
Bonus:	$837,500

(1)	Consists of a transaction bonus paid in connection with the completion of Aames Investment’s REIT reorganization and initial public offering.

(2)	Mr. Meyerson’s equity-based awards contain the terms discussed on page 12 in the Summary of Cash and Certain Other Compensation table.

Bonuses

To encourage the attainment of Aames Investment’s goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. Aames Investment’s executive officers are eligible for annual bonuses based upon recommendations made by the chief executive officer (as to the other executive officers) and the Compensation Committee (as to the chief executive officer) based upon their individual performance and Aames Investment’s achievement of certain operating results.

Amounts of individual awards are based principally upon the results of Aames Investment’s financial performance during the prior fiscal year. Principally, the Compensation Committee’s and the chief executive officer’s assessment of the individual’s contribution to Aames Investment’s overall financial performance determines the actual amount awarded. Consideration is also given to factors such as the individual’s completion of a special project, any significant increase or decrease in the level of the participant’s executive responsibility, and the Compensation Committee’s and the chief executive officer’s evaluation of the individual’s overall efforts and ability to discharge the responsibilities of his position.

Typically, the Compensation Committee will award bonuses to executive officers each February for their contributions to Aames Investment’s performance in the prior fiscal year. The Compensation Committee also awarded bonuses to the executive officers in connection with the REIT reorganization.

Stock Awards

The goal of Aames Investment’s equity-based incentive awards is to align the interests of the executive officers with the stockholders and to provide each executive officer with a significant incentive to manage from the perspective of an owner with an equity stake in the business. The Compensation Committee sets guidelines for the number and terms of stock awards based on factors similar to those considered in connection with other components of Aames Investment’s compensation program, including a comparison with the practices of Aames Investment’s peer group companies and direct competitors. The Compensation Committee reviews the size of the stock award according to the executive’s position and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. In addition, the Compensation Committee takes into account an individual’s performance history, his potential for future responsibility and promotion, and competitive total compensation targets for the individual’s position and level of contribution. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. If Aames Investment’s performance is unsatisfactory, the Compensation Committee may decide not to make any stock awards in a given fiscal year, although exceptions to this policy may be made for individuals who have assumed substantially greater responsibilities and other similar factors.

During fiscal 2004, restricted stock awards were made under Aames Investment’s 2004 equity incentive plan in connection with Aames Investment’s reorganization and initial public offering. The initial awards of restricted stock vest in four equal installments beginning on November 16, 2005, the first anniversary of the grant.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the federal income tax deduction to publicly held companies for certain compensation paid to some executive officers if the compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules. It is the Compensation Committee’s policy to maximize, to the extent reasonably possible, Aames Investment’s ability to obtain a corporate tax deduction for compensation paid to Aames Investment’s executive officers to the extent consistent with Aames Investment’s best interests and those of its stockholders.

COMPENSATION COMMITTEE

David H. Elliott, Chairman

Jenne K. Britell

John F. Farrell, Jr.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report should not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for Aames Investment’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Aames Investment’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on their audit. The Audit Committee’s responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing Aames Investment’s financial statements or auditing those financial statements.

The Audit Committee has reviewed with Ernst & Young LLP, who, as Aames Investment’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States, Ernst & Young LLP’s judgment as to the quality, not just the acceptability, of Aames Investment’s accounting principles and such other matters as are required to be discussed with the Audit Committee. The Audit Committee has also discussed with Aames Investment’s internal auditors and Ernst & Young LLP the overall scope and plan for their respective audits. The Audit Committee meets with the internal auditors and independent auditors to discuss the results of their examinations, their evaluations of Aames Investment’s internal controls and the overall quality of Aames Investment’s financial reporting.

In the context of the foregoing, the Audit Committee has reviewed the financial statements of the Company for the fiscal year ended December 31, 2004 with management. In connection with that review, management represented to the Audit Committee that Aames Investment’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed the consolidated financial statements with Ernst & Young LLP and it has also discussed with Ernst & Young LLP the matters required to be discussed under Statement of Auditing Standards No. 61 (Communications with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from Ernst & Young LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Ernst & Young LLP the independence of the firm, and has considered all of the above communications, as well as all audit, audit-related and non-audit services provided by Ernst & Young LLP. In reliance upon the foregoing, the Audit Committee determined that Ernst & Young LLP are independent auditors with respect to Aames Investment within the meaning of the federal securities laws and the rules and regulations under those laws and Rule 3600T of the Public Company Accounting Oversight Board.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stephen E. Wall, Chairman

David H. Elliott

John F. Farrell, Jr.

PERFORMANCE GRAPH

The following graph compares our cumulative total returns with those of the New York Stock Exchange Market (US Companies) Index and a peer group of mortgage bankers and brokers for the period beginning November 2, 2004, the date our common stock began trading on the New York Stock Exchange, and ending on December 31, 2004. The graph assumes that the value of an investment in our common stock and in each such index was $100 on November 2, 2004 and that all dividends have been reinvested. A cash dividend of $0.06 cents was declared on our common stock December 31, 2004. The Aames Peer Group Index includes the following companies: Accredited Home Lenders Holding Co., New Century Financial Corporation, NovaStar Financial, Inc. and Saxon Capital, Inc. We believe that these companies are among our primary competitors.

The comparison in the following graph is based on historical data and is not intended to forecast the possible future performance of our common stock. Our common stock was first offered at $8.50 per share. The graph reflects the closing price of $9.30 per share, on November 2, 2004, our first day of trading on the New York Stock Exchange.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG AAMES INVESTMENT CORPORATION,

THE NYSE COMPOSITE INDEX AND A PEER GROUP

	PERIOD ENDING
Index	11/02/04	11/15/04	11/30/04	12/15/04	12/31/04
Aames Investment Corporation	100.00	107.96	117.20	117.42	115.71
NYSE Composite	100.00	104.62	104.77	107.14	108.56
Aames Peer Group	100.00	107.41	108.05	118.55	117.99

The information contained in the Performance Graph section is not deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our REIT reorganization, Specialty Finance Partners and its affiliates received 13,986,556 shares of our common stock, 61,486 restricted stock units and $118,885,755 in cash in exchange for its ownership interest in Aames Financial. Two of our directors, Mr. Sadeghi and Mr. Spass are affiliated with Specialty Finance Partners. In addition, we entered into a registration rights and governance agreement with Specialty Finance Partners and Capital Z Management. This agreement provides Specialty Finance Partners and Capital Z Management with certain rights in connection with future registration of our common stock that they hold. In addition, Specialty Finance Partners and Capital Z Management, collectively, have the right to designate two nominees to the Board, and we have agreed to support their nomination for election and to use our best efforts to cause them to be elected, for so long as Specialty Finance Partners own at least 12.5% of our outstanding shares. If Specialty Finance Partners and Capital Z Management, collectively, own less than 12.5%, but at least 5%, of our outstanding shares, they will have the right to nominate one member to the Board.

Prior to our REIT reorganization, Aames Financial was party to a Management Advisory Services Agreement with Equifin Capital Management, an affiliate of Specialty Finance Partners, of which Mr. Sadeghi is the founder and chief executive officer. Under this agreement, Aames Financial was obligated to pay Equifin Capital Management a quarterly management advisory fee of $250,000 through June 2008. This agreement was terminated immediately prior to our REIT reorganization upon a payment of $978,274, which represented the present value of one year’s worth of payments.

Concurrently with our initial public offering, an affiliate of Friedman, Billings, Ramsey & Co., Inc., our sole book-running manager, purchased 5,000,000 shares of our common stock at $8.50 per share, less the underwriting discount. In connection with that private placement, we entered into a registration rights agreement under which the purchaser has the right to require us to register its shares of common stock.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

We are asking our stockholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of Ernst & Young LLP are expected to be present at the meeting, and will have an opportunity to make a statement if they wish to do so. It is also expected that they will be available to respond to appropriate questions.

Ernst & Young LLP audited the consolidated financial statements for our six-month period ended December 31, 2004, and the 2004, 2003 and 2002 consolidated financial statements of Aames Financial Corporation, our corporate predecessor, for the years ended June 30, 2004 and 2003.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for the six months ended December 31, 2004 and to Aames Financial Corporation for the fiscal years ended June 30, 2004 and 2003:

	Six Months Ended December 31, 2004	Fiscal 2004 Fees	Fiscal 2003 Fees
Audit fees	$465,000	$612,000	$708,000
Audit related fees	$295,500	$258,000	$101,000
Tax fees	$117,000	$530,000	$283,000
All other fees	—	—	—

Total	$877,000	$1,400,000	$1,092,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for related services that reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include professional services regarding accounting consultations in connection with audits of employee benefit plans, preparation of registration statements on Forms S-11 and S-4 in the six-month period ended December 31, 2004 and in the fiscal year ended June 30, 2004, and professional services related to securitization due diligence and services related to the liquidation of One Stop Group Limited and related United Kingdom entities in the fiscal year ended June 30, 2003.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and assistance with tax reporting requirements and audit compliance. Also consists of tax consulting services in connection with our conversion into a real estate investment trust in the six-month period ended December 31, 2004 and in the fiscal year ended June 30, 2004.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, subject to limited discretionary authority granted to our chief financial officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to approve this proposal.

Recommendation

Our Board believes that ratification of the appointment of Ernst & Young LLP is in our best interests and the best interests of our stockholders and unanimously recommends a vote “For” approval of this proposal. Your proxies will be voted for this proposal unless you specifically indicate otherwise.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our website, www.aames.net, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters of the committees of our Board. Our policies and practices reflect initiatives that are compliant with the New York Stock Exchange Corporate Governance rules and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of our Board members are independent of our management and us;

•	All members of our Board Committees—the Audit Committee, the Compensation Committee and the Nominating and Governance Committee—are independent;

•	The independent members of our Board meet regularly in executive session without the presence of management;

•	We have a code of business conduct and ethics that applies to our directors, officers and employees;

•	The charters of our Board committees clearly establish their respective roles and responsibilities;

•	We have a hotline available to all employees, and our Audit Committee has procedures in place, for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•	We have an internal audit function that maintains oversight over the key areas of our business and financial processes and controls, and reports directly to our Audit Committee.

Copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is available on our website and in print upon request to the Corporate Secretary, Aames Investment Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may communicate with our Board of Directors through our Corporate Secretary by writing to: Board of Directors, c/o Corporate Secretary, Aames Investment Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071. Our Corporate Secretary will forward all correspondence to the Board of Directors, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Further, all directors are strongly encouraged to attend our annual meetings.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2006 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received no later than December 7, 2005. Such proposals should be delivered to Aames Investment Corporation, Attn: Corporate Secretary, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071, with a copy to Aames Investment Corporation, Attn: General Counsel at the same address.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of Aames Investment Corporation not

more than 120 days nor less than 90 days prior to the anniversary of the date on which we mailed our proxy materials for the immediately preceding annual meeting (as specified in our proxy materials for the immediately preceding annual meeting). To be timely for the 2006 Annual Meeting of Stockholders, a stockholders notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices on or between December 7, 2005 and January 6, 2006. However, if the annual meeting is called for a date that is not within 30 days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which public announcement of the date of the annual meeting is first made. The public announcement of an adjournment of an annual meeting of stockholders will not begin a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws.

The proxy solicited by the Board for the 2006 Annual Meeting of Stockholders will confer discretionary authority to vote on (1) any proposal presented by a stockholder at that meeting for which we have not been provided with notice on or before December 2, 2005 and (2) on any proposal made in accordance with the bylaw provisions, if the related proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

ANNUAL REPORT AND FORM 10-K

A copy of our annual report is being mailed to each stockholder of record together with this proxy statement. The 2004 annual report includes our audited financial statements for the six-month period ended December 31, 2004. Our annual report on Form 10-K provides more detailed information about us and our operations, supplementary financial information and certain schedules. The annual report and Form 10-K are not part of our proxy soliciting materials. We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2004, together with any particular exhibit specifically requested. A list of exhibits is included in the Form 10-K. Requests should be sent to: Investor Relations, Aames Investment Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071. The annual report on Form 10-K is also available at www.aames.net.

OTHER MATTERS

Our Board of Directors knows of no other matters to be presented for stockholder action at the 2005 annual meeting. However, if other matters do properly come before the meeting or any adjournments or postponements of the meeting, the Board intends that the persons named as proxies in the proxy statement will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

John F. Madden, Jr.

Executive Vice President, General Counsel and Secretary

ANNEX A

Aames Investment Corporation

Audit Committee Charter

1. Name.

1.1 There will be a committee of the Board of Aames Investment Corporation (the “Company”, which will be called the Audit Committee.

2. Purpose.

2.1 The Audit Committee will be directly responsible for the appointment, compensation and oversight of the Company’s public accountants.

2.2 The Audit Committee will monitor (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the public accountants’ qualifications and independence and (4) the performance of the Company’s internal audit function and public accountants.

2.3 The Audit Committee will prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

3. Committee Membership.

3.1 The Audit Committee will consist of no fewer than three members. Each member of the Audit Committee must satisfy the independence, experience and financial expertise requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. Directors’ fees are the only compensation that an Audit Committee member may receive from the Company.

3.2 The Board of Directors will appoint the Audit Committee members annually, considering the recommendation of the Nominating and Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The Audit Committee members will serve until their successors are appointed and qualified, and will designate a Chairman of the Audit Committee. The Board will have the power at any time to change the membership of the Audit Committee and to fill vacancies, subject to such member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the Company’s Bylaws or the Company’s Corporate Governance Guidelines, or as otherwise provided by law or the rules of the New York Stock Exchange, the Audit Committee will fix its own rules of procedure.

4. Committee Authority and Responsibilities.

4.1 The Audit Committee will have the sole authority to appoint or replace the public accountants—subject, if applicable, to shareholder ratification—and will approve all audit engagement fees and terms and all non-audit engagements with the public accountants. The Audit Committee will consult with management but will not delegate these responsibilities, except that pre-approvals on non-audit services may be delegated. The Audit Committee will be directly responsible for the oversight of the public accounting firm—including resolution of disagreements between management and the public accounting firm regarding financial reporting—for the purpose of preparing or issuing an audit report or related work. The public accounting firm will report directly to the Audit Committee.

4.2 The Audit Committee will have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within the scope of its responsibilities. The Company will provide appropriate funding, as determined by the Audit Committee, for compensating the independent auditor for rendering or issuing an audit report or performing other audit, review or attest services. The Company will also provide appropriate funding, as determined by the Audit Committee, for compensating any advisors employed by the Audit Committee, and for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee will meet periodically with management, the internal auditors and the registered public accountants in separate executive sessions in furtherance of its purposes.

4.3 The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

4.4 The Audit Committee will make regular reports to the Board. The Audit Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee will annually review its own performance.

4.5 In performing its functions, the Audit Committee will undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility:

A. Review and discuss with management and the public accountants the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review and discuss with management and the public accountants the matters required to be discussed under Statement on Auditing Standards No. 61, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

B. Review and discuss with management and the public accountants the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar disclosures. Review and discuss with management and the public accountants the matters required to be discussed under Statement on Auditing Standards No. 61, prior to filing its Form 10-Q, including the results of the registered public accountants’ review of the quarterly financial statements to the extent applicable.

C. Review and discuss with management and the public accountants, as applicable:

(1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(2) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with preparing financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(3) any management letter provided by the public accountants and the Company’s response to that letter;

(4) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants’ activities or on access to requested information and management’s response thereto;

(5) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and

(6) earnings press releases—paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information—as well as financial information and earnings guidance, generally on a case-by-case basis, provided to analysts and rating agencies.

D. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

E. Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountant, taking into account management and the Company’s internal auditors’ opinions. Obtain and review a report from the public accountants at least annually regarding:

(1) the registered public accountants’ internal quality-control procedures;

(2) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;

(3) any steps taken to deal with any such issues; and

(4) all relationships between the public accountants, and the Company.

F. Ensure that the lead partner of the public accountants and audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002, and further consider rotation of the public accountant firm itself.

G. Recommend to the Board policies for the Company’s hiring of employees or former employees of the public accountants who were engaged on the Company’s account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the public accountants during the preceding one-year period).

H. Discuss with the public accountants any communications between the audit team and audit firm’s national office regarding auditing or accounting issues presented by the engagement.

I. Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants but were passed on as immaterial or otherwise.

J. Discuss with the public accountants prior to the audit the planning and staffing of the audit.

K. Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

L. Review disclosures made by the Company’s principal executive officer(s) and principal financial officer(s) regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002, and the rules enacted thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

M. Meet with management to ascertain the Company’s compliance with applicable legal requirements and code of conduct and/or ethics for employees.

N. Review any reports of the registered public accountants mandated by Section 10A of the Securities Exchange Act of 1934 and obtain from the registered public accountants any information with respect to illegal acts in accordance with Section 10A.

O. Ensure that the Company maintains an internal audit function.

5. Internal Audit Department, Legal Compliance and Other Responsibilities

5.1 Review the appointment and replacement of the senior internal auditing executive.

5.2 Review the Annual Audit Plan, changes in plan, scope of activities, organizational structure, and qualifications of the internal audit department, as needed. Review Internal Audit Department budget, responsibilities and staffing.

5.3 Review the Tier 1 audit reports rated below satisfactory prepared by the internal auditing department and management’s responses.

5.4 Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct, as applicable.

5.5 Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

5.6 Review with the Company’s General Counsel an annual compliance report regarding adherence to state and federal regulatory issues.

5.7 Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

6. Limitations of Audit Committee’s Roles

The Audit Committee has the responsibilities and powers set forth in its Charter. However, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the registered public accountants.

COMMON STOCK	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF SEVEN DIRECTORS: The election of the following persons as directors of the Company, as provided in the Company’s Proxy Statement: 01 Jenne K. Britell, Ph.D. 02 David H. Elliott 03 John F. Farrell, Jr. 04 A. Jay Meyerson 05 Mani A. Sadeghi 06 Robert A. Spass 07 Stephen E. Wall	FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	1.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES AND IN FAVOR OF THE PROPOSAL AND, AS THE PROXY DEEMS ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

YOUR VOTE IS IMPORTANT TO THE COMPANY

PLEASE SIGN AND RETURN YOUR PROXY BY TEARING OFF THE TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Instruction: To vote against any one nominee, write that nominee’s name in the space provided below:

Signature(s)                                                 Signature, if held jointly                                                 Date                         , 2005

(Please sign exactly as your name appears on your stock certificate.) When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/aic Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

(Common Stock)

AAMES INVESTMENT CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 5, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned holder(s) of Common Stock of Aames Investment Corporation, a Maryland corporation (the “Company”), hereby acknowledge(s) receipt of the Proxy Statement and the Notice of the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 5, 2005, at Omni Hotel, 251 S. Olive Street, Los Angeles, California, and hereby further revokes all previous proxies and appoints John F. Madden, Jr. and Jon D. Van Deuren as proxies of the undersigned, with full power of substitution for and in the name of the undersigned, at the Annual Meeting and any adjournment(s) thereof with the same effect as if the undersigned were present, for the following purposes:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

You can now access your Aames Investment Corporation account online.

Access your Aames Investment Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Aames Investment Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC